Exhibit 3.1
ARTICLES OF AMENDMENT
to
AMENDED AND RESTATED ARTICLES OF INCORPORATION
of
CARRIZO OIL & GAS, INC.
          Pursuant to the provisions of Articles 4.01 and 4.04 of the Texas Business Corporation Act (the “TBCA”), Carrizo Oil & Gas, Inc. (the “Corporation”), a Texas corporation, hereby adopts the following Articles of Amendment (the “Articles of Amendment”), which amend the Corporation’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), as described below, and does hereby further certify that:
          1. The name of the Corporation is Carrizo Oil & Gas, Inc.
          2. The Articles of Incorporation are hereby amended by replacing the first sentence of Article Four with the following sentence:
     The aggregate number of shares that the corporation shall have the authority to issue, is 100,000,000 shares, consisting of 90,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.
          3. The Articles of Amendment were approved in the manner required by the TBCA and the constituent documents of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed on its behalf this 24th day of June, 2008.

CARRIZO OIL & GAS, INC.
By:	/s/ Paul F. Boling
	Name:	Paul F. Boling
	Title:	Vice President and Chief Financial Officer